SECURITY AGREEMENT

THIS SECURITY AGREEMENT (herein "Agreement") dated as of 18th of October, 2011 between Focus Fiber Solutions, LLC a Delaware limited liability company (the "Debtor"), having its chief executive office located at 969 Postal Road, Suite 100, Allentown, PA 18109 and Franklin Capital Holdings LLC, a Delaware limited liability company (“Secured Party”), having its chief executive office located at 600 Central Avenue, Suite 396, Highland Park, IL 60035.

This Agreement is being executed by the parties concurrently with the Accounts Receivable Purchase Agreement, and all capitalized terms used herein and not defined shall have the respective meaning ascribed to such term as set forth in the Accounts Receivable Purchase Agreement.

1.	Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

1.1.	"Accounts Receivable Purchase Agreement" means the accounts receivable purchase agreement with an effective date of 18th day of October, 2011 between Debtor as seller and Secured Party as purchaser, as it may be amended or restated from time to time.

1.2.	"Accounts Receivable Purchase Facility" means the accounts receivable purchase facility extended by Secured Party as purchaser to Debtor as seller under the terms of the Accounts Receivable Purchase Agreement, as it may be amended or modified from time to time.

1.3.	"Avoidance Claim" means any claim that any payment received by Secured Party is avoidable under the Bankruptcy Code or any other debtor relief statute.

1.4.	"Collateral" collectively means all property and interests in property now owned or hereafter acquired by the Debtor in or upon which a security interest or lien is granted or in which a collateral assignment is made under this Agreement, the Accounts Receivable Purchase Agreement or under the other Related Documents, including, without limitation, all property and interests in property described in Section 2 hereof.

1.5.	“Debtor's State of Formation” means the State of Delaware

1.6.	"Event of Default” has the meaning set forth in Section 6 hereof.

1.7.	“Guarantor” means Optos Capital Partners, LLC, Christopher Ferguson, LeLainya Ferguson and any other Person, if any, who may hereafter become a guarantor of the Accounts Receivable Purchase Facility, and "Guarantors" shall collectively refer to all of them.

1.8.	"Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, or regulation.

1.9.	“Liquidation Administration Fee” means an additional five percent (5%) of the face value of each unpaid Account during the Liquidation Period.

1.10.	“Liquidation Period” means a period beginning on the earliest date of: (i) the commencement by or against Debtor by the filing of any voluntary or involuntary petition under the Bankruptcy Code; (ii) the general assignment by Debtor of its assets in order to commence a proceeding for the benefit of its creditors; (iii) the appointment of or taking possession by a receiver, liquidator, assignee, custodian or similar official of all or a substantial part of Debtor's assets; (iv) the cessation of business of Debtor and ending on the date on which Secured Party has actually received all fees, costs, expenses and Obligations owing; or (v) Debtor is generally not able to pay its debt obligations as they become due.

1.11.	“Missing Payment Notation Fee” means fifteen percent (15%) of the amount due on an invoice evidencing an Account Purchased at the time of purchase.

1.12.	"Obligations" collectively means and includes any and all of Debtor's present and future obligations to Secured Party, of every kind and nature whatsoever, including, without limitation: (i) all Advances, debts, liabilities and obligations now or hereafter owed by Debtor to Secured Party under the Accounts Receivable Purchase Agreement, this Agreement or any of the other Related Documents, including, but not limited to, all principal, Advance Payment Fees, Purchase Fees, Charges, expenses, fees, and all other sums now or hereafter payable by the Debtor under the terms of this Agreement, the Accounts Receivable Purchase Agreement or any of the other Related Documents, all of Debtor's liability for breach of any warranty, representation, covenant or duty, of every kind and description that Debtor owes to Secured Party under this Agreement, the Accounts Receivable Purchase Agreement, any of the other Related Documents or otherwise (whether or not evidenced by a writing and whether or not for the payment of money), direct or indirect, absolute or contingent and including those that Secured Party reasonably anticipates are likely to occur or that may adversely affect Secured Party's ability to collect the Accounts Purchased or any other Collateral in the future; and (ii) all other obligations of Debtor to Secured Party under any note, contract of surety, guaranty, purchase order accommodation or other accommodation, or with respect to letters of credit or acceptances, sums owing to Secured Party for Goods and/or services purchased from any other firm factored or financed by Secured Party or any Parent, Subsidiary or Affiliate of Secured Party, and all other obligations of Debtor to Secured Party, however and whenever created, arising or evidenced, whether direct or indirect, through assignment from third parties in the ordinary course of Secured Party's (or any Parent's, Subsidiary's or Affiliate's of Secured Party) business, absolute, contingent or otherwise, now or hereafter existing or due or to become due; and (iii) any and all other advances, overdrafts, indebtedness, loans, liabilities and obligations now or hereafter owed by Debtor to Secured Party (or any Parent, Subsidiary or Affiliate of Secured Party), of every kind and nature, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now due or to become due, whether direct or indirect, or absolute or contingent, whether several, joint or joint and several, whether liquidated or unliquidated, whether legal or equitable, whether disputed or undisputed, whether secured or unsecured, or whether arising under this Agreement, the Accounts Receivable Purchase Agreement or any of the other Related Documents; and (iv) all advances made by Secured Party to protect the Collateral (or any other collateral securing any of the Obligations), and/or Secured Party's security interest and rights therein or to pay or discharge any other lien upon the Collateral (or any other collateral securing any of the Obligations); and (v) all costs, expenses and fees (including reasonable attorneys' fees, paralegal fees, court costs and related expenses) incurred by Secured Party pursuant to the terms of this Agreement, the Accounts Receivable Purchase Agreement or any other Related Document, or in connection with: (a) the drafting and preparation of this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents; (b) the administration, enforcement and defense of this Agreement, the Accounts Receivable Purchase Agreement and any other Related Documents, or the relationships and liens created hereunder or thereunder; (c) the collection of the Obligations and any other obligation or indebtedness secured hereby; (d) the sale or other disposition of the Collateral (or any other collateral securing any of the Obligations), or any portion thereof; and (e) any workout, restructuring, liquidation, wind-down, bankruptcy or other insolvency or creditor proceeding involving Debtor or any Guarantor or other Obligor, Account Debtor, grantor or debtor, or negotiations in respect thereof (the costs and expenses incurred by Secured Party in any manner or way with respect to any of the foregoing, shall be part of the Obligations, payable by the Debtor to Secured Party on demand, and secured by the Collateral).

1.13.	"Parties" means both Debtor and Secured Party, and "Party" shall refer to any one of them.

1.14.	"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

1.15.	“Permitted Liens” shall mean the security interests in the specific items of Collateral described in Exhibit A attached hereto, if any.

1.16.	“Permitted Lienholders” shall mean the respective holders of the Permitted Liens.

1.17.	"Person" shall mean and include any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, sole proprietorship, association, trust, unincorporated association, joint stock company, government, institution, municipality, political subdivision or agency, or other entity of whatever nature.

1.18.	"Real Property" shall collectively mean all commercial real property now or hereafter owned, occupied or operated by the Debtor.

1.19.	"Related Documents" has the meaning set forth in the Accounts Receivable Purchase Agreement.

1.20.	"UCC" shall mean the Uniform Commercial Code in effect in Illinois from time to time.

2.	Grant of Security Interest and Related Provisions.

2.1.	To secure the prompt and complete payment, observance and performance of the Obligations, Debtor does hereby pledge, assign, transfer and deliver to the Secured Party and does hereby grant to the Secured Party a continuing and unconditional security interest in and to all property and assets of the Debtor, of any kind or description, tangible or intangible, whether now owned or existing or hereafter arising or acquired, and wheresoever located, including, but not limited to, the following:

Accounts: All present and future accounts, accounts receivable, health-care-insurance receivables, and other rights of the Debtor to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State (excluding (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card) (collectively, "Accounts");

Inventory: All inventory and goods (including embedded software) now owned or hereafter acquired by the Debtor (wherever located, whether in the possession of the Debtor or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned, repossessed or reconsigned goods) which are leased by Debtor as lessor, or held by Debtor for sale or lease or to be furnished under any contract of service, or are furnished by Debtor under a contract of service, or consist of raw materials, work in process or materials used or consumed in the Debtor's business (collectively, "Inventory");

Equipment: All machinery, all manufacturing, distribution, selling, data processing and office equipment, all furniture, furnishings, appliances, fixtures and trade fixtures, tools, tooling, molds, dies, vehicles, vessels, aircraft and all other equipment and goods of every type and description (other than Inventory), in each instance whether now owned or hereafter acquired by the Debtor and wherever located and all embedded software contained therein (collectively, "Equipment");

General Intangibles: All rights, interests, choses in action, causes of action, claims and other intangible property of the Debtor of every kind and nature (other than such items constituting Accounts), including, without limit, all payment intangibles, in each instance whether now owned or hereafter acquired by the Debtor and however and whenever arising, including, without limitation, all corporate (or limited liability company, as the case may be) and other business records; all loans and other obligations receivable and all rights, remedies and security with respect thereto, all inventions, designs, all trade processes and trade secrets, computer programs, software (including, without limit, all of Debtor's computer programs and all supporting information provided in connection with a transaction relating to any such programs), printouts and other computer materials, goodwill, corporate name (or limited liability company name, as the case may be), trade names, registration, copyrights, royalties, licenses, franchises, customer lists, credit files, correspondence, and advertising materials; all customer and supplier contracts, firm sale orders, rights under license and franchise agreements, and all other contracts and contract rights; all interests in partnerships and joint ventures; all tax refunds and tax refund claims; all right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property; all payments due or made to Debtor in connection with any reacquisition, confiscation, condemnation, seizure or forfeiture of any property by any person or governmental authority; all credits with and other claims against carriers and shippers; all rights to indemnification; all patents, servicemarks, trademarks, patent applications and trademark applications, and all other intellectual property not described herein, all reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interest in trusts; all proceeds of insurance of which the Debtor is the beneficiary; all return insurance premiums, and all other intangible property, whether or not similar to the foregoing (all of the foregoing collectively, "General Intangibles");

Chattel Paper, Instruments and Documents: All chattel paper (whether tangible or electronic), all leases, all instruments (including promissory notes), all other notes and debt instruments and all payments thereunder and instruments and other property from time to time delivered in respect thereof or in exchange therefor and all of the Debtor's right, title and interest and all of the Debtor's rights, remedies, collateral security, liens in, and in respect of any of the foregoing, and all bills of lading, warehouse receipts and other documents of title and all other documents, in each instance whether now owned or hereafter acquired by the Debtor;

Letter-of-Credit Rights and Other Supporting Obligations: All of Debtor's rights to payment or performance under all letters of credit, whether now existing or hereafter created or arising (whether or not the letter of credit is evidenced by a writing), whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance ("Letter-of-Credit Rights"). All of Debtor's Letter-of-Credit Rights and other secondary obligations that support the payment or performance of an Account, chattel paper, a document, a General Intangible, an instrument or investment property, all whether now existing or hereafter created or arising (collectively, "Supporting Obligations");

Investment Property: All investment property now owned or hereafter acquired by Debtor, including, without limitation, stocks, bonds, interests in limited liability companies, partnership securities, mutual fund shares, securities entitlements, including, without limitation, all of Debtor's rights to any securities account, any fee credit balance or other money owing to Debtor by any securities intermediary with respect to such account, all securities accounts now or hereafter held by Debtor, all commodity accounts and all commodity contracts now or hereafter held by Debtor, and all other investment property now owned or hereafter acquired by Debtor;

Deposit Accounts: All of Debtor's present and future deposit accounts (including, without limit, all demand, time, savings, passbook or similar accounts maintained with a bank or financial institution), including any deposits or other sums at any time credited by or due to the Debtor from Secured Party, all monies heretofore, now or hereafter deposited therein or credited thereto, all interest accrued and to accrue thereon, and all renewals, replacements and proceeds of the foregoing.

Other Property: All property and interest in property now owned or hereafter acquired by the Debtor which now may be owned or hereafter may come into the possession, custody or control of the Secured Party in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); and all rights and interests of the Debtor, now existing or hereafter arising and however and wherever arising, in respect of any and all (i) notes, drafts, and letters of credit; (ii) money; (iii) proceeds of loans; (iv) insurance proceeds and books and records relating to any of the property covered by this Agreement and (v) and all letters of credits, guaranties, liens, security interests and other security held by or granted to the Debtor;

Together, in each instance, with all accessions and additions thereto, substitutions therefor, and all renewals, replacements, proceeds and products of all of the above described collateral.

In addition, Debtor's hereby grants Secured Party a security interest in the Reserve to further secure the payment and performance of all Obligations.

Debtor acknowledges that by virtue of the foregoing paragraphs, Debtor has granted to Secured Party a blanket security interest in all of Debtor's present and future assets and property (excluding real property).

2.2.	Collateral; Accounts Receivable Purchase Facility and Other Obligations Cross-Defaulted and Cross-Collateralized. The Accounts Receivable Purchase Facility and all other Obligations shall be secured by Debtor's grant to the Secured Party of a first priority security interest in and to the Collateral (except for Permitted Liens described in Exhibit A attached hereto, if any). The Debtor acknowledges and agrees that the Accounts Receivable Purchase Facility and all other Obligations shall be cross-defaulted, meaning that a default under the Accounts Receivable Purchase Facility or any of the other Obligations shall constitute a default under the Accounts Receivable Purchase Facility and all other Obligations, and (b) the Accounts Receivable Purchase Facility and all other Obligations shall be cross-collateralized, meaning that the Collateral, and all other collateral in which the Secured Party is granted a security interest in connection with the Accounts Receivable Purchase Facility and all other Obligations, shall secure the Accounts Receivable Purchase Facility and all other Obligations.

2.3.	Authorization. Debtor hereby authorizes the Secured Party to set-off and retain, without any necessity on the Secured Party's part to resort to other security or sources of reimbursement for the Obligations, at any time following the occurrence and during the continuance of any Event of Default, and without prior notice thereof to Debtor (such notice being expressly waived), any of the deposits referred to in Section 1.1 or elsewhere in this Agreement (whether general, or special, time or demand, provisional or final) or other sums or property held by Secured Party, for application against any Obligations, irrespective of whether any demand has been made or whether such Obligations are mature.

2.4.	Attachment and Continuity of Security Interest. The pledge of, lien upon, and security interest granted and hereby created in the Collateral shall extend and attach to the entire Collateral which is presently in existence and which is owned by Debtor or in which Debtor has an interest, and all Collateral which Debtor may purchase or in which Debtor may acquire an interest at any time and from time to time in the future, whether such Collateral is in transit or in Secured Party's constructive, actual or exclusive occupancy or possession or not, or held by Debtor or others for Debtor's or Secured Party's account and wherever the same may be located, including, but without limiting the generality of the foregoing, all Collateral which may be located on Debtor's premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, consignees, finishers, converters or other third parties who may have possession of the Collateral. Upon the sale, exchange, or other disposition of the Collateral, the security interest and lien created and provided for herein shall, without break in continuity and without further formality or act, continue in and attach to the instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and noncash proceeds of such sale, exchange or disposition, including Collateral returned or rejected by customers or repossessed by Debtor or Secured Party. As to any such sale, exchange or disposition, Secured Party shall have all the rights of an unpaid seller, including stoppage in transit, replevin and reclamation.

2.5.	Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party's security interest in the Collateral, Debtor agrees, in each case at the Debtor's own expense, to take the following actions with respect to the following Collateral:

2.6.	Promissory Notes and Tangible Chattel Paper. If the Debtor shall at any time hold or acquire any promissory notes or tangible chattel paper, the Debtor shall forthwith endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

2.7.	Deposit Accounts. For each deposit account that the Debtor at any time opens or maintains, the Debtor shall, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (a) cause the depositary bank to agree to comply at any time with instructions from the Secured Party to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Debtor, or (b) arrange for the Secured Party to become the customer of the depositary bank with respect to the deposit account, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account. The Secured Party agrees with the Debtor that the Secured Party shall not give any such instructions or withhold any withdrawal rights from the Debtor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by the Accounts Receivable Purchase Agreement, this Agreement or any Related Document, would occur. The provisions of this paragraph shall not apply to (i) any deposit account for which the Debtor, the depositary bank and the Secured Party have entered into a cash collateral agreement specially negotiated among the Debtor, the depositary bank and the Secured Party for the specific purpose set forth therein, (ii) deposit accounts for which the Secured Party is the depositary, and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Debtor's salaried employees.

2.8.	Investment Property. If the Debtor shall at any time hold or acquire any certificated securities, the Debtor shall forthwith endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify. If any securities now or hereafter acquired by the Debtor are uncertificated and are issued to the Debtor or its nominee directly by the issuer thereof, the Debtor shall immediately notify the Secured Party thereof and, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (a) cause the issuer to agree to comply with instructions from the Secured Party as to such securities, without further consent of the Debtor or such nominee, or (b) arrange for the Secured Party to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Debtor are held by the Debtor or its nominee through a securities intermediary or commodity intermediary, the Debtor shall immediately notify the Secured Party thereof and, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Secured Party to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Secured Party to such commodity intermediary, in each case without further consent of the Debtor or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Secured Party to become the entitlement holder with respect to such investment property, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw or otherwise deal with such investment property. The Secured Party agrees with the Debtor that the Secured Party shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Debtor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Accounts Receivable Purchase Agreement, this Agreement or any Related Document,, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Secured Party is the securities intermediary.

2.9.	Collateral in the Possession of a Bailee. If any goods are at any time in the possession of a bailee, the Debtor shall promptly notify the Secured Party thereof and, if requested by the Secured Party, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Secured Party, that the bailee holds such Collateral for the benefit of the Secured Party and shall act upon the instructions of the Secured Party, without the further consent of the Debtor. The Secured Party agrees with the Debtor that the Secured Party shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Debtor with respect to the bailee.

2.10.	Letter-of-Credit Rights. If the Debtor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Debtor, the Debtor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, the Debtor shall, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Secured Party of the proceeds of any drawing under the letter of credit or (ii) arrange for the Secured Party to become the transferee beneficiary of the letter of credit, with the Secured Party agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied (a) in the absence of an Event of Default, as Debtor shall direct, or (b) after an Event of Default shall have occurred and be continuing, towards payment of the Obligations.

2.11.	Commercial Tort Claims. If the Debtor shall at any time hold or acquire a commercial tort claim in excess of $25,000.00, upon the filing of a complaint or counter-claim for such claim, the Debtor shall promptly furnish to the Secured Party copies of all pleadings made in connection therewith, and shall grant to the Secured Party in writing, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Party.

2.12.	Perfection and Maintenance of Security Interest; Other Actions as to any and all Collateral. Debtor agrees that until all of the Obligations has been indefeasibly paid in full and this Agreement has been terminated, the Secured Party's security interests in and liens on and against the Collateral, and all proceeds and products thereof, shall continue in full force and effect. Debtor further agrees to take any other action reasonably requested by the Secured Party to insure the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party's security interest in and liens on and against any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Debtor's signature thereon is required therefor, (b) executing and recording of Related Documents in form and substance reasonably satisfactory to the Secured Party, (c) delivering to the Secured Party all certificates, notes and other instruments (including, without limitation, all letters of credit on which Debtor is named as a beneficiary) representing or evidencing Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, including, but not limited to, note powers, all in form and substance satisfactory to the Secured Party, (d) causing the Secured Party's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral, (e) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral, (f) obtaining governmental and other third party consents and approvals, including without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (g) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party, (h) delivering to the Secured Party warehouse receipts covering that portion of the Collateral, if any, located in warehouses and for which warehouse receipts are issued, (i) after the occurrence and during the continuance of an Event of Default, transferring Inventory to warehouses designated by the Secured Party or taking such other steps as are deemed necessary by the Secured Party to maintain the Secured Party's control of the Inventory, (j) placing notations on Debtor's books of account to disclose the Secured Party's security interest therein and marking conspicuously each document, contract, chattel paper and all records pertaining to the Collateral with a legend, in form and substance satisfactory to the Secured Party, indicating that such document, contract, chattel paper, or Collateral is subject to the security interest granted herein, (k) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction, and (l) executing and delivering all further instruments and documents, and taking all further action, as the Secured Party may reasonably request.

2.13.	Authorization to File Financing Statements. Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization and any organization identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Debtor agrees to furnish any such information to the Secured Party promptly upon request. To the extent applicable, Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

3.	Accounts Receivable Purchase Facility. Secured Party, as purchaser, has extended to Debtor, as seller, the Accounts Receivable Purchase Facility pursuant to the terms of the Accounts Receivable Purchase Agreement, the terms of which are incorporated herein by reference. The purpose of this Agreement is to secure all Obligations now or hereafter owed by Debtor to Secured Party under the Accounts Receivable Purchase Agreement and all other Obligations, of every kind and nature. Reference is made to the Accounts Receivable Purchase Agreement for the terms and conditions for Advances under the Accounts Receivable Purchase Agreement, and for the repayment of all Obligations thereunder. Notwithstanding anything contained in this Agreement, nothing contained in this Agreement shall be deemed to prohibit the Debtor's sale of Accounts to Secured Party under the Accounts Receivable Purchase Agreement.

4.	Insurance. Debtor shall, at its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks as are customarily insured against by Persons engaged in businesses similar to that of Debtor with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Secured Party. Each such policy shall contain an endorsement, in form and substance satisfactory to Secured Party, showing loss under such insurance policies payable to Secured Party pursuant to a Lender's Loss Payee endorsement and not containing a co-insurance clause. Such endorsement, or an independent instrument furnished to Secured Party, shall provide that the insurer shall give Secured Party at least thirty (30) days written notice before any such policy of insurance is altered (in any manner adverse to the Secured Party) or canceled and that no act, whether willful or negligent, or default of Debtor or any other Person shall affect the right of Secured Party to recover under such policy of insurance in case of loss or damage. Debtor hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Secured Party. In addition, Debtor will maintain, at its sole expense, such public liability and third party property damage insurance and product liability insurance, as is customary for Persons engaged in businesses similar to that of Debtor with such companies and in such amounts, with such deductibles and under policies in such form, as shall be reasonably satisfactory to Secured Party. Each such policy shall contain an endorsement showing Secured Party as additional insured thereunder and providing that the insurer shall give Secured Party at least thirty (30) days written notice before any such policy shall be altered or canceled. Upon Secured Party's request, Debtor shall deliver to Secured Party certified copies of all such policies of insurance, together with evidence of payment of all premiums therefor.

In the event of loss or damage to any Collateral exceeding $5,000.00 in value, Debtor will give immediate notice to the Secured Party and the Secured Party may make proof of loss if not made by Debtor within twenty (20) days after such occurrence. In addition, the Secured Party shall have the right to settle and compromise any and all claims exceeding $5,000.00 under any of the policies required to be maintained by Debtor hereunder and Debtor hereby appoints the Secured Party as its attorney-in-fact with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Debtor or the Secured Party or both any proof of loss, notice, draft or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Debtor, but for this appointment might or could perform. If on the date of a loss, no Event of Default shall have occurred and be continuing, Debtor will be allowed to employ the insurance proceeds to restore any portion of the Collateral which has been damaged or destroyed.

UNLESS THE DEBTOR PROVIDES THE SECURED PARTY WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE SECURED PARTY MAY PURCHASE INSURANCE AT THE DEBTOR'S EXPENSE TO PROTECT THE SECURED PARTY'S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE DEBTOR'S INTERESTS. THE COVERAGE THAT THE SECURED PARTY PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE DEBTOR IN CONNECTION WITH THE COLLATERAL. THE DEBTOR MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE SECURED PARTY, BUT ONLY AFTER PROVIDING THE SECURED PARTY WITH EVIDENCE THAT THE DEBTOR HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE SECURED PARTY PURCHASES INSURANCE FOR THE COLLATERAL, THE DEBTOR WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE ACCOUNTS RECEIVABLE PURCHASE FACILITY OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE DEBTOR MAY BE ABLE TO OBTAIN ON ITS OWN.

5.	Collateral Protection Expenses; Preservation of Collateral.

5.1.	In its discretion, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees or, if the Debtor fails to do so, insurance premiums. The Debtor agrees to reimburse the Secured Party on demand for any and all expenditures so made. The Secured Party shall have no obligation to the Debtor to make any such expenditures, nor shall the making thereof relieve the Debtor of any Event of Default.

5.2.	Anything herein to the contrary notwithstanding, the Debtor shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account.

6.	Events of Default. The Accounts Receivable Purchase Facility and any and all other Obligations shall, at the option of Secured Party and notwithstanding any maturity to the contrary, become immediately due and payable, without notice or demand, upon the occurrence of any of the following events of default (each an "Event of Default"):

6.1.	Debtor shall fail to pay to Secured Party when due, any Obligations, including, without limitation, any amount owing under this Agreement, the Accounts Receivable Purchase Agreement or any of the other Related Documents, or any other sum payable by Debtor to the Secured Party; or

6.2.	Debtor shall default in the due observance or performance of any other term, covenant, condition, obligation or representation contained in this Agreement, the Accounts Receivable Purchase Agreement, or any Related Document; or

6.3.	Any statement, warranty, or representation made by Debtor in this Agreement or in the Accounts Receivable Purchase Agreement, or by Debtor or any Guarantor in any Related Document (including, without limit, in any Assignment Schedule, document, instrument, request, report, schedule, financial statement or certificate executed or provided by Debtor or any Guarantor) shall prove to have been incorrect, incomplete or misleading in any material respect on the date when made or becomes untrue or incorrect in any material respect thereafter; or

6.4.	Filing of a petition in bankruptcy by or against Debtor or any Guarantor, or institution of any proceeding by Debtor or any Guarantor for reorganization, readjustment, or similar arrangement under any insolvency statute, filing of any proceeding by or against Debtor or any Guarantor for appointment of a receiver, trustee or liquidator of it or him, or all or any substantial part of its or his assets or properties, filing of a petition for dissolution or liquidation of Debtor or any Guarantor, or making by Debtor or any Guarantor of an assignment for the benefit of creditors, or filing or imposition of any tax lien against the Collateral or property of Debtor or any Guarantor, or Debtor or any Guarantor admits in writing its or his inability to pay its or his debts as they become due, or Debtor or any Guarantor ceases doing business as a going concern; or

6.5.	Suspension of the operation of Debtor's present business, or any essential permit, license or other governmental approval necessary for the conduct of Debtor's business shall expire or be cancelled or withdrawn; or

6.6.	The Secured Party, in good faith, deems itself reasonably insecure for any reason due to any material adverse change in the business, assets or liabilities, financial condition, results of operations or business prospects of Debtor, or in the financial condition of any Guarantor; or

6.7.	The Pension Benefit Guaranty Corporation (“PBGC”) shall commence proceedings under Section 4042 of the Employee Retirement Income Security Act of 1974 (“ERISA”) to terminate any employee pension benefit plan of Debtor or any Guarantor, or the PBGC shall institute proceedings to terminate a Plan of Debtor subject to ERISA, and the regulations promulgated thereunder, or to appoint a Trustee to administer such Plan, or to impose withdrawal liability against Debtor; or

6.8.	Any termination or attempted termination of the Accounts Receivable Purchase Agreement by Debtor except made in strict accordance with Section 8 thereof; or

6.9.	A default shall occur under any Related Document (whether executed by Debtor, any Guarantor or any other grantor or debtor), or under any present or future loan or other financial accommodation extended by Secured Party to Debtor, and such default shall not be cured within the applicable grace period set forth therein, if any; or

6.10.	There shall occur any damage to or loss, theft, or destruction of any of the Collateral securing the Obligations exceeding $10,000.00 in the aggregate in any calendar year to the extent such is not covered by insurance; or

6.11.	All or any portion of the Collateral or any other collateral securing the Obligations, is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or an application is made by Debtor or any other Person for the appointment of a receiver, trustee, or custodian for such Collateral; or

6.12.	A notice of lien, levy or assessment is filed of record with respect to all or any portion of Debtor's or any Guarantor's assets, or any other collateral securing the Obligations, by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon all or any portion of Debtor's assets or any other collateral securing the Obligations; or

6.13.	Creation by Debtor of a security interest in any Collateral now existing or hereafter acquired by Debtor in favor of any Person other than the Secured Party and the Permitted Lienholders; or

6.14.	Debtor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any significant part of its business affairs; or

6.15.	Any Guarantor shall die, become incompetent or disabled or dissolve, or any Guarantor shall terminate, repudiate, revoke or disavow any of his or its obligations under his or its guaranty of the Accounts Receivable Purchase Facility or breach any of the terms of such guaranty; or

6.16.	Any guaranty of the Accounts Receivable Purchase Facility heretofore, now or hereafter executed by any Guarantor shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor; or

6.17.	Any judgment or order requiring the payment of money exceeding $20,000.00 shall be rendered against Debtor and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, this subparagraph shall not apply to any judgment for which Debtor is fully insured, and with respect to which the insurer has admitted liability in writing; or

6.18.	This Security Agreement shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest in the Collateral (other than Permitted Liens on specific items of Collateral described in Exhibit A, if any); or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Debtor or Debtor shall deny it has any further liability or obligation hereunder or under the Accounts Receivable Purchase Agreement or any of the other Related Documents; or

6.19.	Any proceeding shall be commenced or filing made under applicable law by any member, manager, shareholder, officer or director of Debtor to dissolve or liquidate Debtor; any order, judgment or decree shall be entered against Debtor decreeing its involuntary dissolution or split up; or Debtor shall otherwise dissolve or cease to exist; or

6.20.	Any event shall occur which results in the acceleration of the maturity of (i) any indebtedness owed by Debtor (or guaranteed by Debtor) or any Guarantor to any other lender or creditor exceeding $20,000.00 or (ii) any other indebtedness owed by Debtor or any Guarantor to Secured Party; or

6.21.	Any order, judgment or decree shall be entered against Debtor decreeing its involuntary dissolution or split up; or Debtor shall otherwise dissolve or cease to exist; or

6.22.	If Secured Party receives a notice from any other secured party of a proposed disposition of the Collateral or any portion thereof or otherwise learns of such proposed disposition (whether or not such security interest is permitted by the terms of this Agreement; nothing in this subsection shall be construed to constitute consent by Secured Party to the creation of any security interest in the Collateral other than the Secured Party's security interest and the Permitted Liens); or

6.23.	Any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of Debtor, which results in any change in the identity of the individuals or entities previously in control of Debtor or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling Debtor, which could result in a change in the identity of the individuals or entities previously in control of Debtor. For the purpose hereof, the terms "control" or "controlling" shall mean the possession of the power to direct, or cause the direction of, the management and policies of Debtor by contract or voting of securities; or

6.24.	Debtor or any holder of subordinated debt shall violate the terms of any debt subordination agreement or lien subordination agreement executed by Debtor or such holder in favor of Secured Party; or

6.25.	If a default shall occur under the Accounts Receivable Purchase Agreement or any of the other Related Documents and such default shall not be cured within any applicable grace period specified therein, if any; or

6.26.	Debtor violates Section 2.11 or Section 2.12 of the Accounts Receivable Purchase Agreement at any time; or

6.27.	If Debtor, or any Guarantor or other grantor of any collateral for the Obligations (or any of them) shall revoke the authorization granted to Secured Party pursuant to any IRS Form 8821 entitled "Tax Information Authorization", now or hereafter executed in Secured Party's favor, or if Secured Party's authorization under any such IRS Form 8821 is otherwise revoked for any other reason; or

6.28.	Debtor fails to perform any material duty under the Accounts Receivable Purchase Agreement, this Agreement or any of the other Related Documents; or

6.29.	The institution of an action in any court of a criminal proceeding against the Debtor which would have a material adverse effect on the Debtor or any Guarantor, or the indictment of the Debtor or any principal thereof or any Guarantor for any crime other than traffic, boating and other similar tickets and misdemeanors not punishable by jail terms; or

6.30.	If Christopher and Lelainya Ferguson shall cease to actively manage the operations of the Debtor; or

6.31.	If Debtor fails to insert the Payment Notation on any invoice evidencing any of its Accounts, or otherwise instructs any Account Debtor to make any payment on any invoice other than as set forth in Section 2.4 of the Accounts Receivable Purchase Agreement.

7.	Remedies. If any Event of Default shall have occurred and be continuing, Secured Party may exercise any one or more of the following remedies (each of which shall be cumulative remedies):

7.1.	Secured Party may declare the Obligations to be forthwith due and payable, whereupon the same shall become forthwith due and payable, notwithstanding the maturity date or dates expressed in any evidence thereof. Debtor waives presentment and protest of any instruments and notice thereof, notice of default and all other notices to which Debtor might otherwise be entitled except as specifically provided herein.

7.2.	Debtor agrees that upon an Event of Default, Secured Party may exercise and pursue any and all rights and remedies available to Secured Party hereunder, under any Related Documents, and otherwise available to Secured Party under applicable law or in equity, including, but not limited to, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), or any other applicable law. In addition, Secured Party shall have the right to enforce all lien rights of Debtor and to take any and all actions necessary or desirable to enforce such lien rights, including but not limited to, mechanics lien rights, in the name of Secured Party or Debtor. Secured Party may also terminate this Agreement and/or cease all Advances hereunder, which termination or cessation shall not relieve Debtor of any its outstanding Obligations or duties hereunder.

7.3.	Secured Party may without notice, demand or legal process of any kind, all of which Debtor waives to the extent permitted by applicable law, at any time or times: (a) peaceably enter into Debtor's premises and take physical possession of the Collateral and maintain such possession on Debtor's premises, at no cost to Secured Party, or remove the Collateral, or any part thereof, to such other place(s) as Secured Party may desire; or (b) require Debtor to, and Debtor hereby agrees that it will at Debtor's expense and upon request of Secured Party forthwith, assemble all or any part of the Collateral (and the records pertaining thereto) as directed by Secured Party and make it available to Secured Party at a place and time to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party; and (c) without notice except as specified below, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem reasonable (and Secured Party may, to the extent permitted by applicable law, purchase the Collateral at any such sale). The Debtor agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of a notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

7.4.	Secured Party or its designee may notify all Account Debtors under all Accounts, General Intangibles and Chattel Paper, of the assignment of such Accounts, General Intangibles and Chattel Paper, to Secured Party and direct such Account Debtors (to the extent not already notified by Secured Party and/or Debtor to pay the Accounts to Secured Party) to make payment of all amounts due or to become due to Debtor thereunder directly to Secured Party and, upon such notification and at the expense of the Debtor, Secured Party or its designee may enforce collection of any such Accounts, General Intangibles and Chattel Paper, and adjust, settle and compromise the amount or payment thereof, in the same manner and to the same extent as the Debtor might have done. After such notification all amounts and proceeds (including instruments) received in any manner by the Debtor in respect of the Accounts, General Intangibles and Chattel Paper, shall be segregated from other funds of the Debtor and shall be forthwith paid over to Secured Party in the same form as received (with any necessary endorsement), and the Debtor shall not adjust, settle or compromise the amount of payment of any Account, General Intangibles or Chattel Paper, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon. To facilitate the foregoing collection rights of Secured Party, the Debtor hereby agrees to provide Secured Party with such information and documentation which Secured Party reasonably requests.

7.5.	Without limiting the generality of Section 7.2 above, Secured Party shall be entitled to equitable relief without having to establish an inadequate remedy at law or other grounds except that Debtor acknowledges that the Collateral securing Debtor's Obligations to Secured Party is subject to being dissipated and as a result such equitable relief may include injunctive or receivership remedies. Debtor waives any requirement that Secured Party post or otherwise obtain or procure any bond. Alternatively, in the event Secured Party, in its sole and exclusive discretion, desires to procure and post a bond, Secured Party may procure and file with the court a bond in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon Secured Party's posting of such bond it shall be entitled to all benefits allowed by law as if such bond was posted in compliance with state law. Debtor waives any right it may be entitled to, including an award of attorney's fees or costs, in the event any equitable relief sought by and awarded to Secured Party is thereafter, for whatever reason(s), vacated, dissolved, reversed or denied.

7.6.	Debtor agrees to reimburse Secured Party for all reasonable attorney's fees, paralegal fees, court costs and other expenses incurred by Secured Party in the enforcement of this Agreement and any Related Documents, including, but not limited to, protecting or enforcing its interest in (or liquidating) the Accounts Purchased, the Collateral and any other collateral securing Debtor's Obligations to Secured Party or in connection with any bankruptcy case or insolvency proceeding involving Debtor or any other Obligor, any Account Debtor or other grantor or debtor. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services. Notwithstanding the existence of any law, statute or rule, in any jurisdiction that may provide Debtor with a right to attorney's fees or costs, Debtor hereby waives any and all rights to hereafter seek attorney's fees or costs thereunder and Debtor agrees that Secured Party exclusively shall be entitled to indemnification and recovery of any and all attorney's fees, paralegal fees and other costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this Agreement, the Accounts Receivable Purchase Agreement or any Related Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either Party. All post-judgment interest shall bear interest at the Default Rate (or if less, the maximum rate allowable by law). In the event that after termination, Debtor breaches its duty to indemnify Secured Party under this section, all of Secured Party's rights hereunder shall be deemed reinstated, including but not limited to, Secured Party's rights to act as Debtor's attorney-in-fact in order to file any previously terminated UCC financing statements to perfect Secured Party's rights as a secured party, which rights shall not be terminated until such breach is remedied. This Section 7.6 shall survive termination of this Agreement.

7.7.	An Event of Default shall not suspend or abate any performance due to Secured Party by Debtor. Notwithstanding a termination of this Agreement by Secured Party, Debtor's Obligations shall remain unconditionally due and owing and any amounts due shall accrue interest at the Default Rate (or if less, the maximum rate allowable by law) until all Accounts Purchased and Obligations due Secured Party have been fully satisfied. Upon an Event of Default, Secured Party shall be authorized to notify each bank or other financial institution in which Debtor maintains an account; and Debtor hereby irrevocably authorizes such financial institution that so much of the funds necessary to cure Debtor's breach as set forth in writing by Secured Party to such financial institution shall be set aside to and for the exclusive benefit of Secured Party. Debtor shall be obligated for the Missing Payment Notation Fee on any Account Purchased in which the invoices issued by Debtor to an Account Debtor do not contain the Payment Notation. Debtor shall pay to Secured Party a Liquidation Administration Fee for each Account Purchased and outstanding at any time during a Liquidation Period. In order to satisfy any of the Obligations due Secured Party, Debtor authorizes Secured Party to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Debtor. Debtor shall hold Secured Party harmless of any claim(s) or damage(s) that might arise as a result of Secured Party’s notification to Debtor's depository institution(s) unless it can be shown that Secured Party acted in bad faith and without just cause.

7.8.	If an Event of Default occurs due to the filing of a tax lien or levy, until such lien or levy is satisfied and discharged, Secured Party shall be entitled to (but shall not be obligated to) withhold any sum(s) that may otherwise be due Debtor under the Accounts Receivable Purchase Agreement and may remit same to the taxing authority. Moreover, Debtor agrees that until the tax lien or levy is satisfied or discharged, Secured Party shall be entitled to collect all proceeds of Accounts and apply such proceeds to any Obligations.

7.9.	Upon an Event of Default, all of Debtor’s rights of access to Secured Party's online, internet available services shall be provisional pending Debtor's cure of all such Events of Default. During such period of time, Secured Party may limit or terminate Debtor’s access to Secured Party's online services. Debtor acknowledges that the information Secured Party makes available to Debtor constitutes and satisfies any duty of Secured Party to respond to a Request for an Accounting or Request regarding a Statement of Account pursuant to UCC Section 9-210.

7.10.	Debtor agrees to indemnify Secured Party from any loss arising out of the assertion of any Avoidance Claim and shall pay to Secured Party on demand, the amount thereof. Debtor shall notify Secured Party within two (2) Banking Days of Debtor becoming aware of the assertion of an Avoidance Claim.

7.11.	Secured Party shall, within five (5) Banking Days after receipt and assuming final collection, apply all net cash proceeds received in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (after deducting all costs and expenses, including, without limit, reasonable attorneys', paralegal fees, court costs and related expenses incurred by Secured Party at any time in the collection of the Obligations, in the protection and sale of the Collateral and as otherwise incurred by Secured Party pursuant to any provision of this Agreement (including, without limit, Section 8 hereof), against all or any part of the Obligations in such order as Secured Party shall determine in its sole and exclusive discretion. Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Debtor or to whomsoever may be lawfully entitled to receive such surplus. Debtor shall remain liable for any deficiency remaining after such application, and shall pay Secured Party such deficiency forthwith.

7.12.	To the extent that Debtor lawfully may, Debtor hereby agrees that Debtor will not invoke any law relating to the marshalling of Collateral which might cause delay in or impede the enforcement of Secured Party's rights under this Agreement, the Accounts Receivable Purchase Agreement or under any other Related Document, and, to the extent that Debtor lawfully may, Debtor hereby irrevocably waives the benefits of all such laws.

7.13.	Debtor waives all claims, damages and demands against Secured Party arising out of the repossession, retention or sale of any of the Collateral, or any part or parts thereof, except any such claims, damages and awards arising out of the gross negligence or willful misconduct of Secured Party.

7.14.	All rights and remedies of Secured Party with respect to the Obligations or the Collateral (or any other collateral securing the Obligations), whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or times as Secured Party deems expedient, and are not exclusive of any rights and remedies provided by law or equity.

7.15.	Upon an Event of Default, the Parties acknowledge that it shall be presumed commercially reasonable and Secured Party shall have no duty to undertake to collect any Account if Secured Party receives information from an Account Debtor that a material Dispute exists or in the event Secured Party receives information that any Dispute exists and the amount of recovery is outweighed by the likely costs and expenses required to pursue any such Account. This provision is not intended to impose any duties on Secured Party in circumstances other than those specifically addressed herein. Furthermore, in the event Secured Party undertakes to collect from or enforce an obligation of an Account Debtor or other Person obligated on the Collateral or any other collateral securing the Obligations and Secured Party determines that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Secured Party may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Debtor may, under any circumstances, seek to hold Secured Party responsible for taking any action not deemed commercially reasonable, Debtor shall be required to first notify Secured Party, in writing, of all reasons why Debtor believes Secured Party has acted in a manner not deemed commercially reasonable and advise Secured Party of the action that Debtor believes Secured Party should take.

7.16.	In connection with the exercise of its remedies pursuant to this Section 7, Secured Party may: (i) exchange, enforce, waive or release any portion of the Collateral, this Agreement, the Accounts Receivable Purchase Agreement or any Related Documents in favor of Secured Party or relating to any other security for the Obligations; (ii) apply such Collateral or security and direct the order or manner of sale thereof as Secured Party may, from time to time, determine; and (iii) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default, without affecting or impairing Secured Party's right to take any other further action with respect to any Collateral or security or any part thereof. To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for Secured Party: (a) to fail to incur expenses reasonably deemed significant by Secured Party to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral; (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (f) to contact other Persons, whether or not in the same business as the Debtor, for expressions of interest in acquiring all or any portion of the Collateral; (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature; (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (i) to dispose of assets in wholesale rather than retail markets; (j) to disclaim disposition warranties; (k) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral; or (l) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. Debtor acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Secured Party would not be commercially unreasonable in Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Debtor or to impose any duties on Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

7.17.	To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guaranty, endorsement or property of any other Person, then Secured Party shall have the right in Secured Party’s sole and exclusive discretion to determine which rights, security, liens, security interests or remedies Secured Party shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Secured Party’s rights hereunder or thereunder. Without limiting the generality of the foregoing, Secured Party shall have no obligation to first dispose of any Collateral or any other collateral for the Obligations prior to suing any guarantor or guarantors who has executed and delivered to Secured Party a guaranty of the Obligations, its being understood and agreed that any such guaranty is a guaranty of payment and not a guaranty of collection.

7.18.	Secured Party is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and Debtor’s rights under all licenses and all franchise agreements shall inure to Secured Party’s benefit.

7.19.	Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of Advances made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Secured Party may deem advisable. Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in UCC Section 9-207. Debtor further waives any and all other suretyship defenses.

7.20.	Secured Party shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Secured Party’s rights under this Agreement, the Accounts Receivable Purchase Agreement or under any other Related Document or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Debtor hereby irrevocably waives the benefits of all such laws.

7.21.	Secured Party’s failure at any time or times hereafter to require strict performance by Debtor of any provision of this Agreement shall not waive, affect or diminish any right of Secured Party thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Secured Party of a default by Debtor under this Agreement shall not suspend, waive or affect any other default by Debtor under this Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay, indulgence, or failure on Secured Party’s part in exercising any right, privilege, or option hereunder shall operate as a waiver of such or of any other right, privilege, or option hereunder. None of the undertakings, agreements, warranties, covenants and representations of Debtor contained in this Agreement and no Event of Default by Debtor hereunder shall be deemed to have been suspended or waived by Secured Party unless such suspension or waiver is in writing signed by an officer of Secured Party and directed to Debtor specifying such suspension or waiver, and then such suspension or waiver shall be effective only for the specific purpose for which given.

7.22.	To the extent that Debtor or any other Obligor makes a payment or payments to Secured Party or Secured Party receives any payment or proceeds of the Collateral for Debtor’s benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations or part thereof intended to be satisfied shall be reinstated and shall continue in full force and effect, as if such payment(s) or proceeds had not been received by Secured Party.

8.	Expenses. Upon demand, Debtor will reimburse Secured Party for all costs, fees, and expenses incurred by Secured Party in connection with the negotiation, preparation and conclusion of this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents, including, but not limited to, reasonable attorneys’ fees, including paralegal fees, searches of the public records, audit fees, appraisal fees, title insurance fees and charges, all other fees, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents, whether or not the transactions contemplated hereby shall be consummated (and in addition thereto, all such fees and costs incurred by Secured Party in connection with all extensions, renewals and modifications of the transactions contemplated by the Accounts Receivable Purchase Agreement). After the occurrence of an Event of Default, the Debtor shall pay or reimburse Secured Party for all costs, fees and expenses incurred by Secured Party or for which Secured Party becomes obligated in connection with the collection of the Obligations or enforcement of this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents, or during any workout, restructuring, liquidation, wind-down or negotiations in respect thereof, including reasonable attorneys’ fees and time charges of counsel to Secured Party, paralegal fee's plus all search fees, court costs, and all other costs and expenses; and all taxes payable in connection with this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents. In furtherance of the foregoing, the Debtor shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the Debtor’s execution and delivery of this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents to be delivered hereunder, and Debtor agrees to save and hold Secured Party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Debtor to Secured Party pursuant to this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents which are not paid on or prior to the date hereof shall be payable by the Debtor to Secured Party on demand. If at any time or times hereafter Secured Party: (a) employs counsel for advice or other representation: (i) with respect to this Agreement, the Accounts Receivable Purchase Agreement or any other Related Documents; (ii) to represent Secured Party in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Secured Party, the Debtor, or any other Person) in any way or respect relating to this Agreement, the Accounts Receivable Purchase Agreement or any other Related Document or the Debtor’s business or affairs; or (iii) to enforce any rights of Secured Party against the Debtor or any other Person that may be obligated to Secured Party by virtue of this Agreement, the Accounts Receivable Purchase Agreement or any other Related Document; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral or any other collateral securing the Obligations; and/or (c) attempts to or enforces any of Secured Party’s rights or remedies under this Agreement, the Accounts Receivable Purchase Agreement or any other Related Document or at law or in equity, the costs and expenses incurred by Secured Party in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Debtor to Secured Party on demand, and secured by the Collateral. This Section 8 shall survive termination of this Agreement.

9.	Notices. All notices and other communications provided for hereunder shall be given in writing and shall be addressed to the Party intended to receive the same at its address hereinbefore set forth (or to such other and different address as Debtor or Secured Party may designate pursuant to a written notice sent in accordance with the provisions hereof), and will be deemed given, furnished or received: (i) when delivered at such address to such Party; or (ii) when received if deposited in the United States mail as first-class registered or certified mail, return receipt requested, postage prepaid; or (iii) when received if deposited at the office of a nationally recognized overnight delivery service; or (iv) when received if sent by facsimile transmission and receipt confirmed. If Secured Party attempts to serve a notice or other communication on Debtor utilizing any of the preceding notice methods and Debtor refuses to accept such notice or other communication, such notice or other communication shall be deemed to have been received by Debtor at the time of such refusal.

10.	Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the termination of this Agreement.

11.	Severability. It is the parties' intention that this Agreement be interpreted in such a way that it is valid and effective under applicable law. However, if one or more of the provisions of this Agreement shall for any reason be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired.

12.	Captions and Pronouns. The captions and headings of the various sections used in this Agreement are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. The meanings of defined terms in this Agreement are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words "Debtor" and "Guarantor" shall be so construed.

13.	Indemnity. In addition to all of the Debtor's other Obligations under this Agreement, the Accounts Receivable Purchase Agreement or any Related Document, Debtor agrees to defend, protect, indemnify, pay and hold harmless the Secured Party and its members, managers, officers, directors, employees, attorneys, consultants, agents and affiliates (collectively, the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs, and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the loan disbursement hereunder, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation (other than suits or other actions by Debtor against an Indemnitee), including, without limitation, any federal or state securities or labor laws, or under any federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Debtor or its predecessors in interest, or the past, present or future environmental condition of the Real Property), the presence of any Hazardous Materials on the Real Property, or the release or threatened release of any Hazardous Materials into the environment from the Real Property, or under any common law or equitable cause or otherwise, arising from or in connection with any of the following: (i) the negotiation, preparation, execution or performance of this Agreement, the Accounts Receivable Purchase Agreement or of any Related Document, (ii) the Secured Party's furnishing of funds to Debtor under the Accounts Receivable Purchase Agreement, including, without limitation, the management of the Accounts Receivable Purchase Facility, or (iii) any matter relating to the financing transactions contemplated by the Accounts Receivable Purchase Agreement, this Agreement or by any Related Document (collectively, the "Indemnified Matters"), provided, however, Debtor shall not be liable to indemnify any Indemnitee for claims arising as a result of such Indemnitee's gross negligence or willful misconduct. Such indemnification for all of the foregoing losses, damages, liabilities, obligations, fees, penalties, costs and expenses of Secured Party shall be part of the Obligations. In no event shall the Secured Party be liable to Debtor for indirect, special, consequential or punitive damages as a result of or arising from or relating to any suit, investigation, action or proceeding by Debtor against the Secured Party.

14.	Survival. All covenants, agreements, representations, warranties and indemnities made herein and in the Accounts Receivable Purchase Agreement and all other Related Documents shall survive the consummation of the Accounts Receivable Purchase Facility and shall continue in full force and effect for so long as the Accounts Receivable Purchase Facility and any other Obligations remain outstanding and unpaid.

15.	Assignability. The Secured Party may at any time assign the Secured Party's rights in this Agreement, the Accounts Receivable Purchase Agreement, the other Related Documents, the Obligations, or any part thereof and transfer the Secured Party's rights in any or all of the Collateral, and the Secured Party thereafter shall be relieved from all liability with respect to such Collateral. The Debtor may not sell or assign this Agreement, or any other agreement with the Secured Party or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Secured Party. This Agreement shall be binding upon the Secured Party and the Debtor and their respective heirs, legal representatives, successors and assigns. All references herein to Debtor shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Debtor" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

16.	Time of Essence. Time is of the essence in making payments of all amounts due the Secured Party under this Agreement, the Accounts Receivable Purchase Agreement and all other Related Documents and in the performance and observance by the Debtor of each covenant, agreement, provision and term of this Agreement, the Accounts Receivable Purchase Agreement and all other Related Documents.

17.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

18.	Power of Attorney.

18.1.	Appointment and Powers of Secured Party. Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Debtor or in the Secured Party's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of Debtor, without notice to or assent by Debtor, to do the following:

18.2.	upon the occurrence and during the continuance of a Default or an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the UCC (or other applicable uniform commercial code) and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do at the Debtor's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Debtor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Debtor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

18.3.	to the extent that the Debtor's authorization given in Section 1.6 hereof is not sufficient, to file such financing statements with respect hereto, with or without the Debtor's signature, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate and to execute in the Debtor's name such financing statements and amendments thereto and continuation statements which may require the Debtor's signature.

18.4.	Ratification by Debtor. To the extent permitted by law, Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

18.5.	No Duty on Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act, except for the Secured Party's own gross negligence or willful misconduct.

19.	Performance of Debtor's Duties. If not discharged or paid when due, Secured Party may (but shall not be obligated to) discharge or pay any amounts required to be discharged or paid by Debtor under this Agreement, including, without limitation, all taxes, liens, security interests, encumbrances, and other claims, at any time levied or placed on the Collateral. Secured Party may also (but shall not be obligated to) pay all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Secured Party for such purposes will then bear interest at the Default Rate from the date incurred or paid by Secured Party to the date of repayment by Debtor. All such expenses shall automatically become a part of the Obligations secured hereby, and, at Secured Party's option, will be payable on demand.

20.	Facsimile Signatures. The Secured Party is hereby authorized to rely upon and accept as anoriginal any Related Documents or other communication which is sent to the Secured Party by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Secured Party in good faith believes has been signed by Debtor and has been delivered to the Secured Party by a properly authorized representative of Debtor, whether or not that is in fact the case. Notwithstanding the foregoing, the Secured Party shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Secured Party in lieu of, or in addition to, any such Communication

21.	Entire Agreement. This Agreement, together with the Accounts Receivable Purchase Agreement and other Related Documents, constitute the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment. No amendment or waiver of any provision of this Agreement nor consent to any departure by Debtor herefrom shall in any event be effective unless the same shall be given in writing and signed by the Secured Party and Debtor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

22.	Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced pursuant to the laws of the State of Illinois, excluding choice of law principles. At Secured Party's sole and exclusive election, the Circuit Court of Cook County, Illinois or Lake County, Illinois shall be the chosen forum for any disputes that the Parties cannot resolve among themselves. The aforesaid notwithstanding, Debtor further agrees that Secured Party's shall have the right to proceed against Debtor or Debtor's property in a court in any location necessary to enable Secured Party to obtain a judgment against Debtor or to realize upon any Collateral or any other security for the Obligations, or to enforce a judgment or other court order entered in Secured Party's favor. Debtor shall indemnify Secured Party for all costs and expenses (including reasonable attorneys' fees, paralegal fees, court costs and related expenses) incurred by Secured Party in connection with any such action(s). In the alternative, at Secured Party's sole option, Debtor shall promptly deposit with Secured Party from time to time, such amounts deemed necessary by Secured Party to cover such costs and expenses of Debtor, including, without limitation, attorney's fees, paralegal fees, court costs and related expenses, and if such deposits are not promptly made, Secured Party is hereby authorized to deduct such costs and expenses from amounts owed by Secured Party to Debtor hereunder.

23.	WAIVER OF JURY TRIAL. DEBTOR AND SECURED PARTY EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Debtor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Debtor (i) certifies that neither Secured Party nor any representative, agent or attorney of Secured Party has represented, expressly or otherwise, that Secured Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement, the Accounts Receivable Purchase Agreement and the other Related Documents to which Secured Party is a party, Secured Party is relying upon, among other things, the waivers and certifications contained in this paragraph.

24.	WAIVER OF BOND. DEBTOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE SECURED PARTY IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH, OR LEVY UPON COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE SECURED PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, THE ACCOUNTS RECEIVABLE PURCHASE AGREEMENT OR ANY OF THE OTHER RELATED DOCUMENTS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Debtor and the Secured Party have caused this Agreement to be duly executed and delivered as of the date first above written.

Focus Fiber Solutions, LLC
A Delaware limited liability company

By: Optos Capital Partners, LLC,
A Delaware limited liability company,
Its Managing Member

/s/ Christopher Ferguson

By:

Christopher Ferguson, Manager

/s/ LeLainya Ferguson

By:

LeLainya Ferguson, Manager

SECURED PARTY:

Franklin Capital Holdings LLC,
A Delaware limited liability company

/s/ David Fink

By:

Name: David Fink
Title: President

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